                                                                    EXHIBIT 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following discussion and analysis should be read in conjunction with the selected financial data and the accompanying consolidated financial statements and related notes thereto included in this Annual Report on Form 10-K.

OVERVIEW

     Psychiatric Solutions completed a number of significant transactions in 2003. Through acquisitions, we increased our inpatient facility operations nearly fivefold to 24 inpatient facilities and 3,128 licensed beds at December 31, 2003 from five inpatient facilities and 699 licensed beds at December 31, 2002. We also raised capital through offerings of our common stock, series A convertible preferred stock and debt securities, as well as borrowings from our credit facility. As a result, we ended 2003 with nearly $45 million in cash, $67 million in working capital and $150 million in fixed assets, all significant increases from our 2002 levels. We believe these developments position us as a leading provider of inpatient behavioral health care services in the United States. We also believe that our singular focus on the provision of behavioral health care services allows us to operate more efficiently and provide higher quality care than our competitors. Our business is characterized by diversified sources of revenue, stable cash flows and low capital expenditure requirements.

     Our business strategy is to acquire inpatient behavioral health care facilities and improve operating results within new and existing inpatient facilities and our other inpatient behavioral health care operations. We completed our first significant acquisition in 2000 when we acquired Sunrise Behavioral Health, Ltd. and its inpatient behavioral health care management contracts. We continued implementing our acquisition strategy in 2001 with the acquisition of four inpatient behavioral health care facilities. In 2002, we acquired one inpatient behavioral health care facility and merged with PMR, a public company and operator of inpatient behavioral health care management contracts. 2003 marked our largest acquisitions to date with the purchase of six inpatient behavioral health care facilities from The Brown Schools and the acquisition of Ramsay, an operator of 11 owned or leased inpatient behavioral health care facilities and ten contracts to manage inpatient behavioral health care facilities for certain state governmental agencies.

     We strive to improve the operating results of new and existing inpatient behavioral health care operations by providing the highest quality service, expanding referral networks and marketing initiatives and meeting increased demand for our services by expanding our services and developing new services. We also improve operating results by optimizing staffing ratios, controlling contract labor costs and reducing supply costs through group purchasing. During 2003, we increased our revenue from owned and leased inpatient facilities by approximately 9% as compared to our 2002 revenue from owned and leased inpatient facilities through same-facility growth. Same-facility growth also produced gains in owned and leased inpatient facility admissions and patient days of approximately 4% and 7%, respectively, in 2003 as compared to 2002. Same-facility growth refers to the comparison of the five inpatient facilities owned during 2002 with the comparable period in 2003. We owned four inpatient facilities throughout 2002 and acquired a fifth inpatient facility on July 1, 2002.

RECENT ACQUISITIONS

     On March 1, 2004, we acquired two inpatient psychiatric facilities from Brentwood Behavioral Health for $28 million cash with an earn-out of up to $5 million contingent upon future financial results. The facilities, which have an aggregate of 311 licensed beds, are located in Shreveport, Louisiana and Jackson, Mississippi.

     On November 1, 2003, we acquired the 109-bed Alliance Health Center located in Meridian, Mississippi. Alliance Health Center is a licensed acute care hospital that provides psychiatric care for children, adolescents and adults. In addition, a 60-bed residential treatment center is under construction and is scheduled to open during the second quarter of 2004.

     On June 30, 2003, we consummated the acquisition of Ramsay, a public company that traded on the Nasdaq SmallCap Market under the symbol "RYOU," for approximately $81.3 million, consisting of $56.2 million in cash, or $5.00 per share, $22.3 million in net assumed debt that was repaid in connection with the acquisition and $2.8 million in fees and expenses. We financed the acquisition of Ramsay with proceeds from the issuance of $150 million in 10 5/8% senior subordinated notes and an issuance of $12.5 million of our series A convertible preferred stock. The 11 owned or leased inpatient behavioral health care facilities we acquired from Ramsay, which have an aggregate of 1,292 beds, are located primarily in the Southeastern region of the United States with locations also in Michigan, Missouri and Utah. In the acquisition, we also assumed 10 contracts to manage inpatient behavioral health care facilities for government agencies in Florida, Georgia and Puerto Rico.

     In April 2003, we consummated the acquisition of six inpatient behavioral health care facilities from The Brown Schools for $63.0 million in cash. The six inpatient facilities, which have an aggregate of 895 licensed beds, are located in Austin, San Antonio and San Marcos, Texas; Charlottesville, Virginia; Colorado Springs, Colorado; and Tulsa, Oklahoma. The Brown Schools offer a full continuum of care for troubled adolescents and adults. We financed the acquisition of The Brown Schools with proceeds from the private placement of $12.5 million of our series A convertible preferred stock and an increase in funding under our credit facility.

     Acquiring inpatient behavioral health care facilities is a key part of our business strategy. Because we have grown through acquisitions accounted for as purchases, it is difficult to make meaningful comparisons between our financial statements for the fiscal periods presented.

SOURCES OF REVENUE

PATIENT SERVICE REVENUE

     Patient service revenue is generated by our inpatient facilities as a result of services provided to patients within the inpatient behavioral health care facility setting. Patient service revenue is reported on an accrual basis in the period in which services are rendered, at established rates, regardless of whether collection in full is expected. Patient service revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates of the inpatient facilities and the differences are reported as deductions from patient service revenue at the time the service is rendered. For the year ended December 31, 2003, patient service revenue comprised approximately 78.4% of our total revenue.

MANAGEMENT CONTRACT REVENUE

     Management contract revenue is earned by our inpatient management contract division. The inpatient management contract division receives contractually determined management fees from hospitals and clinics for providing psychiatric unit management and development services as well as management fees for managing inpatient behavioral health care facilities for government agencies. For the year ended December 31, 2003, management contract revenue comprised approximately 21.6% of our total revenue.

RESULTS OF OPERATIONS

     The following table illustrates our consolidated results of operations for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands).

                                                       RESULTS OF OPERATIONS, CONSOLIDATED PSYCHIATRIC SOLUTIONS
                                                                   For the Year Ended December 31,
                                               ---------------------------------------------------------------------
                                                        2003                      2002                   2001
                                               --------------------    ----------------------    -------------------
                                                 Amount        %         Amount           %      Amount          %
                                               ---------     ------    ---------       ------    -------      ------
Revenue                                        $ 284,946     100.0%    $ 113,912       100.0%    $43,999      100.0%
Salaries, wages, and employee benefits           147,069      51.6%       62,326        54.7%     26,183       59.5%
Professional fees                                 32,466      11.4%       14,373        12.6%      7,039       16.0%
Supplies                                          16,371       5.8%        5,325         4.7%      1,241        2.8%
Provision for bad debts                            6,315       2.2%        3,681         3.2%        662        1.5%
Other operating expenses                          47,898      16.8%       16,018        14.1%      3,042        6.9%
Depreciation and amortization                      5,734       2.0%        1,770         1.6%        945        2.1%
Interest expense, net                             14,781       5.2%        5,564         4.9%      2,660        6.0%
Other expenses:
     Loss on refinancing long-term debt            4,856       1.7%           86         0.1%      1,237        2.8%
     Change in valuation of put warrants             960       0.3%         --           0.0%       --          0.0%
     Change in reserve on stockholder notes         (545)     -0.2%           92         0.1%       --          0.0%
                                               ---------     -----     ---------       -----     -------      -----
Income from continuing operations before
      income taxes                                 9,041       3.2%        4,677         4.1%        990        2.3%
Provision for (benefit from) income taxes          3,800       1.4%       (1,007)       -0.9%       --          0.0%
                                               ---------     -----     ---------       -----     -------      -----
Income from continuing operations              $   5,241       1.8%    $   5,684         5.0%    $   990        2.3%
                                               =========     =====     =========       =====     =======      =====

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Revenue. Revenue from continuing operations was $284.9 million for the year ended December 31, 2003 compared to $113.9 million for the year ended December 31, 2002, an increase of $171.0 million or 150.1%. Revenue from our owned and leased inpatient facilities segment accounted for $223.3 million of the 2003 results compared to $81.9 million of the 2002 results, an increase of $141.4 million or 172.5%. The increase in revenues from our owned and leased inpatient facilities segment relates primarily to revenues of $14.9 million during the first six months of 2003 for Riveredge Hospital, $57.3 million during 2003 for The Brown Schools and $59.6 million for the owned and leased inpatient facilities acquired from Ramsay. The remainder of the increase in revenues from owned and leased inpatient facilities is primarily attributable to growth in admissions and patient days of 4.1% and 7.0%, respectively, on a same-facility basis. Revenue from our inpatient management contracts segment accounted for $61.6 million of the 2003 results compared to $32.0 million of the 2002 results, an increase of $29.6 million or 92.5%. The increase in revenues from our inpatient management contracts segment relates primarily to revenues of $13.6 million from inpatient management contracts acquired from PMR in August 2002, $13.8 million for Ramsay's inpatient management contracts and growth of approximately $3.4 million in our contract to provide case management services in and around Nashville, Tennessee. This growth was offset by a reduction in the number of inpatient unit management contracts from 48 at December 31, 2002 to 42 at December 31, 2003, impacting revenues by approximately $1.2 million.

     Salaries, wage, and employee benefits. Salaries, wages and employee benefits ("SWB") expense was $147.1 million for the year ended December 31, 2003, or 51.6% of revenue, compared to $62.3 million for the year ended December 31, 2002, or 54.7% of revenue,.SWB expense for our owned and leased inpatient facilities segment was $122.5 million in 2003, or 54.9% of revenue from this segment. Same-facility SWB expense for our owned and leased inpatient facilities segment was $48.2 million in 2003, or 53.9% of same-facility revenue, compared to $47.0 million in 2002, or 57.4% of revenue from this segment. This decrease in SWB expense as a percentage of revenue from our owned and leased inpatient facilities segment on a same-facility basis, as compared to 2002, primarily relates to efforts to maintain staffing levels on higher volumes. SWB expense for our inpatient management contracts segment was $21.1 million in 2003, or 34.2% of revenue from this segment. Same-facility SWB expense for our inpatient management contracts segment was $12.0 million in 2003, or 35.2% of same-facility revenue from this segment, compared to $13.2 million in 2002, or 41.2% of revenue from this segment. This decrease in SWB expense as a percentage of revenue from our inpatient management contracts segment on a same-facility basis, as compared to 2002, primarily relates to our acquisition from PMR of a contract to provide case management services in and around Nashville, Tennessee. We incur little SWB expense to provide these services because primarily all the costs to provide these services are recorded in other operating expenses because the actual services provided are subcontracted. SWB expense for our corporate office was $3.5 million for 2003 compared to $2.1 million for 2002 as the result of the hiring of additional staff necessary to manage the inpatient facilities and inpatient management contracts acquired during 2002 and 2003.

     Professional fees. Professional fees were $32.5 million for the year ended December 31, 2003, or 11.4% of revenue, compared to $14.4 million for the year ended December 31, 2002, or 12.6% of revenue. Professional fees for our owned and leased inpatient facilities segment were $26.3 million in 2003, or 11.8% of revenue from this segment. Same-facility professional fees for our owned and leased inpatient facilities segment were $10.8 million in 2003, or 12.1% of revenue from this segment, compared to $10.3 million in 2002, or 12.6% of revenue from this segment. This decrease in professional fees for our owned and leased inpatient facilities segment as a percentage of revenue on a same-facility basis, as compared to 2002, was primarily the result of efforts within our owned and leased inpatient facilities segment to reduce our reliance on contract labor. Professional fees for our inpatient management contracts segment were $4.3 million in 2003, or 7.0% of revenue from this segment. Same-facility professional fees for our inpatient management contracts segment were $3.6 million in 2003, or 10.6% of revenue from this segment, compared to $3.5 million in 2002, or 11.1% of revenue from this segment. Professional fees for our corporate office were approximately $1.8 million in 2003 compared to approximately $500,000 in 2002. The increase in professional fees in our corporate office relates to accounting, legal and other services required to meet the needs of a public company and achieving our acquisition strategy.

     Supplies. Supplies expense was $16.4 million for the year ended December 31, 2003, or 5.8% of revenue, compared to $5.3 million for the year ended December 31, 2002, or 4.7% of revenue. Supplies expense for our owned and leased inpatient facilities segment was $15.3 million in 2003, or 6.8% of revenue from this segment. Same-facility supplies expense for our owned and leased inpatient facilities segment was $5.9 million in 2003, or 6.6% of revenue from this segment, compared to $5.3 million in 2002, or 6.4% of revenue from this segment. Supplies expense for our inpatient management contracts segment was $1.0 million in 2003, or 1.7% of revenue from this segment, compared to $40,000 in 2002, or less than 1% of revenue from this segment. Supplies expense at our owned and leased inpatient facilities segment has historically comprised the majority of our supplies expense as a whole; however, our inpatient management contracts segment began to utilize supplies to a larger extent due to the assumption of inpatient management contracts from Ramsay. Supplies expense for our corporate office consists of office supplies and are negligible to supplies expense overall.

     Provision for bad debts. The provision for bad debts was $6.3 million for the year ended December 31, 2003, or 2.2% of revenue, compared to $3.7 million for the year ended December 31, 2002, or 3.2% of revenue. The provision for bad debts at our owned and leased inpatient facilities segment comprises the majority of our provision for bad debts as a whole. The reduction in provision for bad debts as a percentage of revenue was driven by the acquisition of inpatient facilities from The Brown Schools and Ramsay, which have fewer self-pay accounts.

     Other operating expenses. Other operating expenses were approximately $47.9 million for the year ended December 31, 2003, or 16.8% of revenue, compared to $16.0 million for the year ended December 31, 2002, or 14.1% of revenue. Other operating expenses for our owned and leased inpatient facilities segment were $21.7 million in 2003, or 9.7% of revenue from this segment. Same-facility other operating expenses for our owned and leased inpatient facilities segment were $7.9 million in 2003, or 8.8% of revenue from this segment, compared to $6.6 million in 2002, or 8.0% of revenue from this segment. This increase in other operating expenses for our owned and leased inpatient facilities segment as a percentage of revenue on a same-facility basis, as compared to 2002, relates primarily to increased insurance costs in 2003. Other operating expenses for our inpatient management contracts segment were $24.2 million in 2003, or 39.3% of revenue from this segment. Same-facility other operating expenses for our inpatient management contracts segment was $11.1 million in 2003, or 32.6% of revenue from this segment, compared to $7.9 million in 2002, or 24.8% of revenue from this segment. This increase in other operating expenses for our inpatient management contracts segment as a percentage of revenue from this segment on a same-facility basis, as compared to 2002, is primarily attributable to growth in the contract to provide case management services in and around Nashville, Tennessee where actual services provided are subcontracted. Other operating expenses at our corporate office increased to $2.0 million in 2003 from approximately $1.4 million in 2002.

     Depreciation and amortization. Depreciation and amortization expense was $5.7 million for the year ended December 31, 2003 compared to $1.8 million for the year ended December 31, 2002, an increase of approximately $4.0 million. This increase in depreciation and amortization expense is the result of the acquisitions of Riveredge Hospital, PMR, The Brown Schools and Ramsay.

     Interest expense. Interest expense was $14.8 million for the year ended December 31, 2003 compared to $5.6 million for the year ended December 31, 2002, an increase of $9.2 million or 164.3%. The increase in interest expense is primarily attributable to the increase in our long-term debt from approximately $43.8 million at December 31, 2002 to approximately $175.0 million at December 31, 2003 due to our 10 5/8% senior subordinated note offering, the expansion of our senior credit facility and the refinancing of our term loans from CapitalSource Finance LLC ("CapSource") with mortgage loans insured by the U.S. Department of Housing and Urban Development ("HUD"). The proceeds from the 10 5/8% senior subordinated notes and the expanded credit facility were used to finance acquisitions in 2003.

     Other expenses. Other expenses totaled $5.3 million for the year ended December 31, 2003 compared to approximately $180,000 for the year ended December 31, 2002. Other expenses in 2003 consisted of $4.9 million in loss on the refinancing of our long-term debt, $960,000 in expense recorded to recognize the change in fair value of stock purchase "put" warrants (for additional information on these warrants, see "Liquidity and Capital Resources" below) and the release of $545,000 in reserves related to our stockholder notes. Other expenses in 2002 consisted of approximately $90,000 in loss on the refinancing of our long-term debt and approximately $90,000 to increase the reserve related to our stockholder notes.

    Loss from discontinued operations, net of taxes. The loss from discontinued operations of approximately $25,000 for the year ended December 31, 2003 is from the operations of 3 contracts to manage inpatient facilities for the Florida Department of Juvenile Justice. These contracts were assumed from Ramsay in 2003 and exited in 2004.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Revenue. Revenue from continuing operations was $113.9 million for the year ended December 31, 2002 compared to $44.0 million for the year ended December 31, 2001, an increase of $69.9 million or 158.9%. Revenue from our owned and leased inpatient facilities segment accounted for $81.9 million of the 2002 results compared to $16.0 million of the 2001 results, an increase of $65.9 million or 411.9%. The increase in revenues from our owned and leased inpatient facilities segment relates primarily to revenues of $11.0 million and $15.0 million during the first eight months of 2002 for Cypress Creek Hospital and West Oaks Hospital, respectively, acquired in September 2001, $14.4 million during the first ten months of 2002 for Texas NeuroRehab Hospital acquired in November 2001, $10.8 million during the first eleven months of 2002 for Holly Hill Hospital acquired in December 2001 and $13.2 million during 2002 for Riveredge Hospital acquired in July 2002. Revenue from our inpatient management contracts segment accounted for $32.0 million of the 2002 results compared to $28.0 million of the 2001 results, an increase of $4.0 million or 14.3%. The increase in revenues from our inpatient management contracts segment relates to the additional inpatient management contracts assumed in the merger with PMR.

     Salaries, wage, and employee benefits. SWB expense was $62.3 million for the year ended December 31, 2002, or 54.7% of revenue, compared to $26.2 million for the year ended December 31, 2001, or 59.5% of revenue. SWB expense for our owned and leased inpatient facilities segment was $47.0 million in 2002, or 57.4% of revenue from this segment. Same-facility SWB expense for our owned and leased inpatient facilities segment was $10.6 million in 2002, or 60.5% of revenue from this segment, compared to $9.5 million in 2001, or 59.2% of revenue from this segment. SWB expense for our inpatient management contracts segment was $13.2 million in 2002, or 41.2% of revenue from this segment. Same-facility SWB expense for our inpatient management contracts segment was $12.9 million in 2002, or 52.7% of revenue from this segment, compared to $15.5 million in 2001, or 55.3% of 2001 revenue from this segment. SWB expense for our corporate office was $2.1 million for 2002 compared to $1.2 million for 2001 as the result the hiring of additional staff necessary to manage the inpatient facilities acquired during the latter part of 2001 and July 2002.

     Professional fees. Professional fees were $14.4 million for the year ended December 31, 2002, or 12.6% of revenue, compared to $7.0 million for the year ended December 31, 2001, or 16.0% of revenue. Professional fees for our owned and leased inpatient facilities segment were $10.3 million in 2002, or 12.5% of revenue from this segment. Same-facility professional fees for our owned and leased inpatient facilities segment were $2.2 million in 2002, or 12.6% of revenue from this segment, compared to $2.6 million in 2001, or 16.2% of 2001 revenue from this segment. Professional fees for our inpatient management contracts segment were $3.5 million in 2002, or 11.1% of revenue from this segment. Same-facility professional fees for our inpatient management contracts segment were $3.5 million in 2002, or 14.2% of revenue from this segment, compared to $4.1 million in 2001, or 14.7% of revenue from this segement. Professional fees for our corporate office were approximately $500,000 in 2002 compared to approximately $300,000 in 2001. The increase in professional fees at our corporate office relates to accounting, legal, and other services required as a public company.

     Supplies. Supplies expense was $5.3 million for the year ended December 31, 2002, or 4.7% of revenue, compared to $1.2 million for the year ended December 31, 2001, or 2.8% of revenue. Supplies expense for our owned and leased inpatient facilities segment comprises almost the entire balance of our consolidated supplies expense. Supplies necessary for our owned and leased inpatient facilities segment include medical, pharmaceutical and office supplies. The increase in supplies expense as a percentage of revenue is due to our acquisition of four inpatient facilities in the last four months of 2001 and Riveredge Hospital in July 2002. Supplies expense for our inpatient management contracts segment and our corporate office consists of office supplies and is negligible to our supplies expense overall.

     Provision for bad debts. The provision for bad debts was $3.7 million for the year ended December 31, 2002, or 3.2% of revenue, compared to $662,000 for the year ended December 31, 2001, or 1.5% of revenue. The provision for bad debts for our owned and leased inpatient facilities segment comprises the majority of our provision for bad debts as a whole. The increase in provision for bad debts as a percentage of revenue relates to changes in our payer mix and the impact of our acquisitions.

     Other operating expenses. Other operating expenses were approximately $16.0 million for the year ended December 31, 2002, or 14.1% of revenue, compared to $3.0 million in 2001, or 6.9% of revenue for the year ended December 31, 2001. Other operating expenses for our owned and leased inpatient facilities segment were $6.6 million in 2002, or 8.0% of revenue from this segment. Same-facility other operating expenses from our owned and leased inpatient facilities segment were $1.3 million in 2002, or 7.3% of revenue from this segment, compared to $1.1 million in 2001, or 6.9% of revenue from this segment. This increase in other operating expenses for our owned and leased inpatient facilities segment as a percentage of revenue from this segment on a same-facility basis, as compared to 2001, relates primarily to increased insurance costs in 2002. Other operating expenses for our inpatient management contracts segment were $7.9 million in 2002, or 24.9% of revenue from this segment. Same-facility other operating expenses for our inpatient management contracts segment were $1.3 million in 2002, or 5.3% of revenue from this segment, compared to $1.6 million in 2001, or 5.6% of revenue from this segment. The overall increase in other operating expenses for our inpatient management contracts segment as a percentage of revenue from this segment is attributable to our assumption from PMR of a contract to provide case management services in and around Nashville, Tennessee where actual services provided are subcontracted and all related expenses are recorded in other operating expenses. Other operating expenses for our corporate office increased to $1.3 million in 2002 from approximately $400,000 in 2001 primarily due to increased insurance costs in 2002.

     Depreciation and amortization. Depreciation and amortization expense was $1.8 million for the year ended December 31, 2002 compared to $945,000 for the year ended December 31, 2001, an increase of approximately $800,000 or 87.3%. This increase in depreciation and amortization expense is the result of full year operations in 2002 for the inpatient facilities acquired in the last four months of 2001 as well as our acquisition of Riveredge Hospital in July 2002.

     Interest expense. Interest expense was $5.6 million for the year ended December 31, 2002 compared to $2.7 million for the year ended December 31, 2001, an increase of $2.9 million or 107.4%. The increase in interest expense is due to borrowings under our senior credit facility as well as subordinated debt obtained to fund acquisitions in 2001 and 2002.

     Income from discontinued operations, net of taxes. Income from discontinued operations was approximately $1.6 million for the year ended December 31, 2001, which consists primarily of a gain on the sale of the Employee Assistance Programs division of $1,170,000 (net of taxes of $223,000), the operations of the employee assistance programs division from the measurement date through the disposal date of $246,000 and final adjustments to our loss on disposal of $84,000 for the year ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2003, we had working capital of $67.2 million, including cash and cash equivalents of $45.0 million, compared to working capital of $2.4 million at December 31, 2002. We did not maintain a balance under our revolving line of credit at December 31, 2003 whereas we had a balance of $5.4 million on our revolving line of credit at December 31, 2002. The increase in working capital is primarily due to cash raised in our public equity offering of approximately $48.9 million as well as cash provided by operating activities of $15.5 million during the year ended December 31, 2003.

     Cash provided by operating activities was $18.3 million for the year ended December 31, 2003 compared to $8.9 million for the year ended December 31, 2002. The increase in cash flows from operating activities was primarily due to the cash generated from our acquisitions of the operations of Ramsay and the six inpatient facilities from The Brown Schools in 2003 and by the full year operations of PMR and Riveredge Hospital, which we acquired in 2002.

     Cash used in investing activities was $108.1 million for the year ended December 31, 2003 compared to cash provided by investing activities of $4.2 million for the year ended December 31, 2002. Cash used in investing activities for the year ended December 31, 2003 was primarily the result of $100.4 million cash paid for acquisitions, net of cash acquired. Cash used in the acquisition of The Brown Schools was approximately $13.4 million, of which $12.5 million came from our private placement of series A convertible preferred stock. The balance of The Brown Schools purchase of approximately $51.2 million was financed from our former credit facility with CapSource. Cash used in the acquisition of Ramsay, including the subsequent purchase for $3.6 million of real estate at our Macon facility, was $84.4 million, net of cash acquired of approximately $4 million. Cash used in the acquisition of Alliance Health Center was approximately $1.4 million, which paid for certain transaction costs. The $12.5 million purchase price for Alliance Health Center was financed from our former credit facility with CapSource. Cash used for other acquisitions, including Calvary Center, was approximately $1.2 million. In January 2004, we paid the balance of the purchase price for the Calvary Center of approximately $3.3 million after certain state licensure matters were resolved. The remainder of cash used in investing activities for the year ended December 31, 2003 included capital expenditures of approximately $5.8 million and purchases of investments of approximately $1.0 million offset by changes in other long-term assets of approximately $1.8 million. Capital expenditures are generally not for the expansion of capacity within our inpatient facilities and historically approximate 2% of our net revenues. During 2003, our capital expenditures included typical non-expansion capital expenditures, as well as expenditures to upgrade computer systems at some of our newly acquired facilities and certain expansion projects. These expansion projects included the construction of a 60-bed RTC at Alliance Health Center. Cash provided by investing activities for the year ended December 31, 2002 was the result of cash acquired of approximately $6.0 million in our acquisition of PMR offset by cash used in capital purchases of $1.5 million and other assets of $612,000.

     Cash provided by financing activities was $132.3 million for the year ended December 31, 2003. During 2003, we received cash from borrowings of approximately $62.0 million, net of refinancings and not including proceeds from borrowings that were paid directly to the sellers of our acquisitions. Also during 2003, we received $48.9 million and $24.5 million, net of issuance costs, from the secondary offering of our common stock and from our issuance of series A convertible preferred stock, respectively. These sources of cash from financing activities were offset by cash payments during 2003 of $2.0 million and $1.4 million for capitalized loan costs on new debt and early termination fees on debt that we refinanced, respectively. Finally, we received approximately $300,000 in cash from the exercise of stock options and warrants during 2003. Cash used in financing activities of $12.0 million for the year ended December 31, 2002 consisted primarily of payments on long-term debt, not including proceeds from borrowings that were paid directly to the sellers of our acquisitions.

     On January 26, 2004, we entered into an interest rate swap agreement to manage our exposure to fluctuations in interest rates. The swap agreement effectively converts $20 million of fixed-rate long-term debt to a LIBOR indexed variable rate instrument plus an agreed upon interest rate spread.

     On January 6, 2004, we entered into a revolving credit facility with Bank of America, N.A. of up to $50 million. The revolving credit facility has a three-year term and is secured by all real property owned by us or our subsidiaries that has a value in excess of $2.5 million, the stock of all of our operating subsidiaries and substantially all of the personal property owned by us or our subsidiaries.

     On November 5, 2003, we borrowed approximately $12.1 million under a mortgage loan agreement insured by HUD, secured by real estate located at Riveredge Hospital near Chicago, Illinois. Interest accrues on the HUD loan at 5.65% and principal and interest are payable in 420 monthly installments through December 2038. We used the proceeds from the loan to repay approximately $11.2 million of our term debt under our former amended and restated senior secured credit facility, pay certain financing costs, and fund required escrow amounts for future improvements to the property.

     On August 28, 2003, we borrowed approximately $6.8 million under a mortgage loan agreement insured by HUD, secured by real estate located at West Oaks Hospital in Houston, Texas. Interest accrues on the HUD loan at 5.85% and principal and interest are payable in 420 monthly installments through September 2038. We used the proceeds from the loan to repay approximately $5.8 million of our term debt under our former amended and restated senior secured credit facility, pay certain financing costs, and fund required escrow amounts for future improvements to the property.

     On June 30, 2003, we issued $150 million in 10 5/8% senior subordinated notes, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing operating subsidiaries. Proceeds from the issuance of the senior subordinated notes and the private placement of $12.5 million in series A convertible preferred stock were used to finance the acquisition of Ramsay and pay down substantially all of our long-term debt. Interest on the senior subordinated notes accrues at the rate of 10.625% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2003. The senior subordinated notes will mature on June 15, 2013.

     In connection with the closing of the sale of our 10 5/8% senior subordinated notes, we amended and restated our former senior credit facility with CapSource to increase our senior secured revolving line of credit to $50.0 million from $28.0 million and to refinance $36.0 million in term loans with the proceeds from the sale of our 10 5/8% senior subordinated notes. Our former credit facility was secured by substantially all of our assets and the stock of our existing operating subsidiaries. The term loans accrued interest at the Citibank, N.A. prime rate plus 4.5% subject to a floor of 8.75% and were due in November 2003. We refinanced the remaining $11.2 million in term loans with a mortgage loan insured by HUD on November 5, 2003. The revolving line of credit accrued interest at the Citibank, N.A. prime rate plus 2% subject to a floor of 6.25% and was due in June 2006. We were required to pay interest on a minimum balance of $17.5 million under our revolving line of credit. At December 31, 2003, the interest rate under the revolving line of credit was 6.25%. As of December 31, 2003, we had $50.0 million available under the revolving line of credit. We were required to pay on a monthly basis an unused fee in the amount of 0.5% per annum on the unused portion of the amended and restated credit facility. Such fees were approximately $110,000 for the year ended December 31, 2003.

     On April 1, 2003, concurrent with the acquisition of The Brown Schools, we received $12.5 million from the private placement of 2,272,727 shares of our series A convertible preferred stock with affiliates of Oak Investment Partners and Salix Ventures and The 1818 Mezzanine Fund II, L.P. (the "1818 Fund"). These investors purchased an additional 2,272,727 shares of our series A convertible preferred stock for $12.5 million on June 19, 2003. The proceeds were used to acquire The Brown Schools and Ramsay. Each share of series A convertible preferred stock is convertible into one share of our common stock. Holders of our series A convertible preferred stock are entitled to receive pay-in-kind dividends, compounded quarterly, equal to 5% per share of the original share price through March 31, 2005. Thereafter, pay-in-kind dividends will compound quarterly at 7% per share of the original share price. The impact of the series A convertible preferred stock on diluted earnings per share is calculated using the if-converted method.

     On April 1, 2003, our former senior credit facility with CapSource was expanded to approximately $81.0 million with the increase of our revolving line of credit to $28.0 million from $17.5 million and a new $36.0 million term loan in addition to our then-existing $17.0 million term loan. We borrowed approximately $52.2 million during April 2003, including the $36.0 million term loan and $16.2 million under the revolving line of credit, to partially fund our acquisition of six inpatient facilities from The Brown Schools. The revolving line of credit and new $36.0 million term loan were repaid on June 30, 2003 with proceeds from the issuance of our 10 5/8% senior subordinated notes.

     On June 28, 2002, we entered into a Securities Purchase Agreement with the 1818 Fund where the 1818 Fund agreed to purchase up to $20 million of senior subordinated notes with detachable nominal warrants. At closing on June 28, 2002, a total of $10 million of the senior subordinated notes were issued. In connection with the issuance of the senior subordinated notes to the 1818 Fund, we issued detachable stock purchase warrants for the purchase of 372,412 shares of our common stock at an exercise price of $.01 per share. Also, we provided the 1818 Fund with the ability to require us to repurchase its warrants or the common stock acquired upon exercise of its warrants at fair market value for cash. On May 16, 2003, the 1818 Fund exercised its stock purchase warrant to purchase 372,412 shares of our common stock. Deducting the exercise price of $0.01 per share based on the closing price of our common stock on May 15, 2003, the 1818 Fund received 372,039 shares of our common stock from the exercise of its warrant. In connection with the exercise of the warrants, the 1818 Fund provided us with a written consent to waive its ability to require that we repurchase the warrants for cash effective April 1, 2003. On June 30, 2003, we repaid principal of $10 million, accrued interest and a prepayment penalty of 3% to the 1818 Fund with proceeds from the issuance of our 10 5/8% senior subordinated notes, and we no longer have the ability to borrow under the Securities Purchase Agreement with the 1818 Fund. The 1818 Fund's right to require us to repurchase the 372,039 shares of our common stock that it received upon the exercise of its stock purchase warrant terminated upon the 1818 Fund's sale of its shares in our secondary equity offering that we closed in December 2003.

     In connection with our acquisition of Sunrise Behavioral Health, Ltd. in May 2000, we issued subordinated convertible notes in the amount of $3.6 million. The principal amount of these convertible notes and the interest thereon was converted into 537,908 shares of our common stock in April and May 2003 based on a conversion price of $8.53 per share. In addition, we also issued two promissory notes totaling $4.5 million in connection with our acquisitions of three facilities in 2001. At December 31, 2003, one note with a current principal balance of $1.0 million remained outstanding. This note accrues interest at 9% per annum and is due June 30, 2005. Among other customary covenants, the note contains cross-default covenants triggered by a default of any other indebtedness of at least $1.0 million. We were in compliance with these covenants as of December 31, 2003.

     As part of the determination of our provision for income taxes, we are required to estimate and record reserves for certain tax positions that, though we believe are fully supportable, are subject to audit by taxing authorities. We have accrued for certain tax contingencies for which the ultimate determination by the taxing authorities is uncertain. If the taxing authorities were to propose and sustain assessments on the contingencies, we would incur approximately $4 million in additional tax payments in future years. We believe we have adequately provided for this tax contingency.

     We believe that our working capital on hand, cash flows from operations and funds available under our revolving line of credit will be sufficient to fund our operating needs, planned capital expenditures and debt service requirements for the next 12 months.

     In addition, we are actively seeking acquisitions that fit our corporate growth strategy and may acquire additional inpatient psychiatric facilities. Management continually assesses our capital needs and, should the need arise, we will seek additional financing, including debt or equity, to fund potential acquisitions or for other corporate purposes. In negotiating such financing, there can be no assurance that we will be able to raise additional capital on terms satisfactory to us. Failure to obtain additional financing on reasonable terms could have a negative effect on our plans to acquire additional inpatient psychiatric facilities.

OBLIGATIONS AND COMMITMENTS


                                           PAYMENTS DUE BY PERIOD (IN THOUSANDS)
                               ----------------------------------------------------------
                                           LESS THAN                            MORE THAN
                                Total       1 year     1-3 years    3-5 years    5 years
                               --------    ---------   ---------    ---------   ---------
Long term debt obligations     $175,003     $ 1,023     $   852     $    542     $172,586
Lease obligations                25,034       5,982       9,723        6,011        3,318
                               --------     -------     -------     --------     --------
                               $200,037     $ 7,005     $10,575     $  6,553     $175,904
                               ========     =======     =======     ========     ========

     The fair value of our $150 million 10 5/8% senior subordinated notes was approximately $167 million as of December 31, 2003. The carrying value of our other long-term debt, including current maturities, of $25.0 million and $43.8 million at December 31, 2003 and December 31, 2002, respectively, approximated fair value. We had no variable rate debt outstanding at December 31, 2003.

IMPACT OF INFLATION AND ECONOMIC TRENDS

     Although inflation has not had a material impact on our results of operations, the health care industry is very labor intensive and salaries and benefits are subject to inflationary pressures as are rising supply costs which tend to escalate as vendors pass on the rising costs through price increases. Some of our freestanding owned, leased and managed inpatient behavioral health care facilities we operate are experiencing the effects of the tight labor market, including a shortage of nurses, which has caused and may continue to cause an increase in our salaries, wages and benefits expense in excess of the inflation rate. Although we cannot predict our ability to cover future cost increases, management believes that through adherence to cost containment policies, labor management and reasonable price increases, the effects of inflation on future operating margins should be manageable. Our ability to pass on increased costs associated with providing health care to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices. In addition, as a result of increasing regulatory and competitive pressures and a continuing industry wide shift of patients into managed care plans, our ability to maintain margins through price increases to non-Medicare patients is limited.

     The behavioral health care industry is typically not directly impacted by periods of recession, erosions of consumer confidence or other general economic trends as most health care services are not considered a component of discretionary spending. However, our inpatient facilities may be indirectly negatively impacted to the extent such economic conditions result in decreased reimbursements by federal or state governments or managed care payers. We are not aware of any economic trends that would prevent us from being able to remain in compliance with all of our debt covenants and to meet all required obligations and commitments in the near future.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in the financial statements. Estimates are based on historical experience and other information currently available, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from our estimates. The following represent the estimates considered most critical to our operating performance and involve the most subjective and complex assumptions and assessments.

     Allowance for Doubtful Accounts

     Our ability to collect outstanding patient receivables from third party payors and receivables due under our inpatient management contracts is critical to our operating performance and cash flows.

     The primary collection risk with regard to patient receivables lies with uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since patient discharge date. We continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.

     The primary collection risk with regard to receivables due under our inpatient management contracts is attributable to contractual disputes. We estimate the allowance for doubtful accounts for these receivables based primarily upon the specific identification of potential collection issues. As with our patient receivables, we continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts.

     Allowances for Contractual Discounts

     The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. We estimate the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management.

     Professional and General Liability

     We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. Due to our acquisition of Ramsay, we have two distinct insurance programs that cover our inpatient facilities. For our inpatient facilities that were not acquired from Ramsay, we have obtained professional and general liability insurance for claims in excess of $3 million with an insured limit of $10 million. In December 2003, we increased this insured limit to $20 million. For the inpatient facilities acquired from Ramsay, we have obtained professional and general risks liability insurance for claims in excess of $500,000 with an insured limit of $25 million. These policies include umbrella coverage of $20 million and $25 million, respectively. The self-insured reserves for professional and general liability risks are calculated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third party. The self-insured reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have established a captive insurance company to manage this additional self-insured retention for our inpatient facilities not acquired from Ramsay. We plan to merge these plans in the new future. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates.

     Income Taxes

     As part of our process for preparing our consolidated financial statements, our management is required to compute income taxes in each of the jurisdictions in which we operate. This process involves estimating the current tax benefit or expense of future deductible and taxable temporary differences. The future deductible and taxable temporary differences are recorded as deferred tax assets and liabilities which are components of our balance sheet. Management then assesses our ability to realize the deferred tax assets based on reversals of deferred tax liabilities and, if necessary, estimates of future taxable income. If management determines that some or all of a deferred tax asset will more likely than not be realized, then a valuation allowance is recorded against the deferred tax asset. Management must also assess the impact of acquisitions on the realization of deferred tax assets subject to a valuation allowance to determine if all or a portion of the valuation allowance will be offset by reversing taxable differences or future taxable income of the acquired entity. To the extent the valuation allowance can be reversed due to the estimated future taxable income of an acquired entity, then our valuation allowance is reduced accordingly as an adjustment to purchase price.

FORWARD-LOOKING STATEMENTS

     This Annual Report on Form 10-K and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by our senior management, contain, or will contain, disclosures that are "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "project," "continue," "should" and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect our current plans and expectations and future financial condition and results.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in our filings and reports.

     While it is not possible to identify all these factors, we continue to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

         - potential competition that alters or impedes our acquisition strategy by decreasing our ability to acquire additional inpatient facilities on favorable terms;

         - our ability to improve the operations of acquired inpatient facilities;

         - our ability to maintain favorable and continuing relationships with physicians who use our inpatient facilities;

         -        our limited operating history;

         - our ability to receive timely additional financing on terms acceptable to us to fund our acquisition strategy and capital expenditure needs;

         - risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others;

         - our ability to retain key employees who are instrumental to our successful operations;

         - our ability to ensure confidential information is not inappropriately disclosed and that we are in compliance with federal and state health information privacy standards; and

         - our ability to comply with federal and state governmental regulation covering healthcare-related products and services on-line, including the regulation of medical devices and the practice of medicine and pharmacology.

     In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries that we serve.

RISK FACTORS

     IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND GOVERNMENT REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

     The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

         -        billing for services;

         -        relationships with physicians and other referral sources:

         -        adequacy of medical care;

         -        quality of medical equipment and services;

         -        qualifications of medical and support personnel;

         - confidentiality, maintenance and security issues associated with health-related information and medical records;

         -        licensure;

         -        hospital rate or budget review;

         -        operating policies and procedures; and

         -        addition of facilities and services.

     Among these laws are the Anti-kickback Statute and the Stark Law. These laws impact the relationships that we may have with physicians and other referral sources. The OIG has enacted safe harbor regulations that outline practices that are deemed protected from prosecution under the Anti-kickback Statute. Our current financial relationships with physicians and other referral sources may not qualify for safe harbor protection under the Anti-kickback Statute. Failure to meet a safe harbor does not mean that the arrangement automatically violates the Anti-kickback Statute, but may subject the arrangement to greater scrutiny. Further, we cannot guarantee that practices that are outside of a safe harbor will not be found to violate the Anti-kickback Statute.

     In order to comply with the Stark Law, our financial relationships with physicians and their immediate family members must meet an exception. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions, some of which are still under review, are detailed and complex, and we cannot guarantee that every relationship fully complies with the Stark Law.

     If we fail to comply with the Anti-kickback Statute, the Stark Law or other applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more inpatient facilities), and exclusion of one or more of our inpatient facilities from participation in the Medicare, Medicaid and other federal and state health care programs. See "Item 1. Business -- Regulation and Other Factors."

     Because many of these laws and regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our inpatient facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, we are unable to predict whether other legislation or regulations at the federal or state level will be adopted, what form such legislation or regulation will take or their impact.

WE MAY BE REQUIRED TO SPEND SUBSTANTIAL AMOUNTS TO COMPLY WITH LEGISLATIVE AND REGULATORY INITIATIVES RELATING TO PRIVACY AND SECURITY OF PATIENT HEALTH INFORMATION AND STANDARDS FOR ELECTRONIC TRANSACTIONS.

     There are currently numerous legislative and regulatory initiatives at the federal and state levels addressing patient privacy and security concerns. In particular, federal regulations issued under HIPAA contain provisions that have required, and in the future may require, our facilities to implement costly new computer systems and to adopt business procedures designed to protect the privacy and security of each of their patients' individually identifiable health and related financial information. Compliance with the privacy regulations was required on April 14, 2003 for most health care organizations, including our inpatient facilities. The privacy regulations have had a financial impact on the health care industry because they impose extensive new administrative requirements, restrictions on the use and disclosure of individually identifiable patient health and related financial information, provide patients with new rights with respect to their health information and require our inpatient facilities to enter into contracts extending many of the privacy regulation requirements to third parties who perform functions on our behalf involving health information.

     On February 20, 2003, HHS issued final security regulations. Compliance with these security regulations is required by April 21, 2005 for most health care organizations, including our inpatient facilities. These security regulations require our inpatient facilities to implement administrative, physical and technical safeguards to protect the integrity, confidentiality and availability of electronically received, maintained or transmitted patient individually identifiable health and related financial information. We cannot predict the total financial or other impact of these regulations on our business. Compliance with these regulations requires substantial expenditures, which could negatively impact our financial results. In addition, our management has spent, and may spend in the future, substantial time and effort on compliance measures.

     On August 17, 2000, HHS issued regulations requiring most health care organizations, including our inpatient facilities, to use standard data formats and code sets by October 16, 2003 when electronically transmitting information in connection with several types of transactions, including health claims, health care payment and remittance advice and health claim status transactions. We have implemented or upgraded computer systems, as appropriate, at our inpatient facilities and at our corporate headquarters to comply with the new transaction and code set regulations and have tested these systems with several of our payers.

     Violations of the privacy, security and transaction regulations could subject our inpatient facilities to civil penalties of up to $25,000 per calendar year for each provision contained in the privacy, security and transaction regulations that is violated and criminal penalties of up to $250,000 per violation for certain other violations. Since there is no history of enforcement efforts by the federal government at this time, it is not possible to ascertain the likelihood of enforcement efforts in connection with these regulations or the potential for fines and penalties which may result from the violation of the regulations.

OTHER COMPANIES WITHIN THE HEALTH CARE INDUSTRY CONTINUE TO BE THE SUBJECT OF FEDERAL AND STATE INVESTIGATIONS, WHICH INCREASES THE RISK THAT WE MAY BECOME SUBJECT TO INVESTIGATIONS IN THE FUTURE.

     Both federal and state government agencies as well as private payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care organizations. These investigations relate to a wide variety of topics, including:

         -        cost reporting and billing practices;

         -        quality of care;

         -        financial relationships with referral sources;

         -        medical necessity of services provided; and

          -  treatment of indigent patients.

     The OIG and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, health care providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring whistleblower lawsuits against private companies doing business with or receiving reimbursement under government programs. Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other health care providers to settle these lawsuits may encourage our current and former employees and other health care providers to bring whistleblower lawsuits. Any investigations of us or our executives or managers could result in significant liabilities or penalties as well as adverse publicity.

AS A PROVIDER OF HEALTH CARE SERVICES, WE ARE SUBJECT TO CLAIMS AND LEGAL ACTIONS BY PATIENTS AND OTHERS.

     Facilities acquired by us may have unknown or contingent liabilities, including liabilities related to patient care and liabilities for failure to comply with health care laws and regulations, which could result in large claims and significant defense costs. Although we generally seek indemnification covering these matters from prior owners of facilities we acquire, material liabilities for past activities of acquired facilities may exist and such prior owners may not be able to satisfy their indemnification obligations. We are also susceptible to being named in claims brought related to patient care and other matters at inpatient facilities owned by third parties and operated by us.

     To protect ourselves from the cost of these claims, professional malpractice liability insurance and general liability insurance coverage is maintained in amounts and with deductibles common in the industry. Due to our acquisition of Ramsay, we have two distinct insurance programs that cover our inpatient facilities. For our inpatient facilities that were not acquired from Ramsay, we have obtained professional and general liability insurance for claims in excess of $3 million with an insured limit of $10 million. In December 2003, we increased this insured limit to $20 million. For the inpatient facilities acquired from Ramsay, we have obtained professional and general liability insurance for claims in excess of $50,000 with an insured limit of $25 million. These policies include umbrella coverage of $20 million and $25 million, respectively. The self-insured reserves for professional and general liability risks are calculated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third party. The self-insured reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have established a captive insurance company to manage this additional self-insured retention for our inpatient facilities not acquired from Ramsay. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates. There are no assurances that our insurance will cover all claims (e.g., claims for punitive damages) or that claims in excess of our insurance coverage will not arise. A successful lawsuit against us that is not covered by, or is in excess of, our insurance coverage may have a material adverse effect on our business, financial condition and results of operations.

This insurance coverage may not continue to be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the health care industry.

IF FEDERAL OR STATE HEALTH CARE PROGRAMS OR MANAGED CARE COMPANIES REDUCE REIMBURSEMENT RATES OR METHODS OF REIMBURSEMENT FOR SERVICES PROVIDED, REVENUES MAY DECLINE.

     A large portion of our revenue comes from the Medicare and Medicaid programs. In recent years, federal and state governments have made significant changes in these programs. These changes have, in certain instances, decreased the amount of money we receive for our services. Future federal and state legislation may further reduce the payments received for services provided or increase the timing of reimbursement payments to us. In addition, we are particularly sensitive to regulatory and economic changes in the State of Texas. We operated seven inpatient facilities in Texas that generated 33% of our revenue for the year ended December 31, 2003.

     Insurance and managed care companies and other third parties from whom we receive payment are increasingly attempting to control health care costs by requiring that facilities discount their fees in exchange for exclusive or preferred participation in their benefit plans. This trend may continue and may reduce the payments received by us for our services.

IF COMPETITION DECREASES THE ABILITY TO ACQUIRE ADDITIONAL INPATIENT FACILITIES ON FAVORABLE TERMS, WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION STRATEGY.

     Competition among hospitals and other health care providers in the United States has intensified in recent years due to cost containment pressures, changing technology, changes in government regulation and reimbursement, changes in practice patterns (such as shifting from inpatient to outpatient treatments), the impact of managed care organizations and other factors. An important part of our business strategy is to acquire inpatient facilities in growing markets. Some inpatient facilities and health care providers that compete with us have greater financial resources and a larger, more experienced development staff focused on identifying and completing acquisitions. In addition, some competitors are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis. Any or all of these factors may impede our business strategy.

IF WE FAIL TO IMPROVE THE OPERATIONS OF ACQUIRED INPATIENT FACILITIES, WE MAY BE UNABLE TO ACHIEVE OUR GROWTH STRATEGY.

     We may be unable to maintain or increase the profitability of, or operating cash flows at, any existing hospital or other acquired inpatient facility, effectively integrate the operations of any acquisitions or otherwise achieve the intended benefit of our growth strategy.

STATE EFFORTS TO REGULATE THE SALE OF INPATIENT FACILITIES OPERATED BY NOT-FOR-PROFIT ENTITIES COULD PREVENT US FROM ACQUIRING ADDITIONAL INPATIENT FACILITIES AND EXECUTING OUR BUSINESS STRATEGY.

     Hospital acquisitions generally require a longer period to complete than acquisitions in many other industries and are subject to additional regulatory uncertainty. Many states have adopted legislation regarding the sale or other disposition of facilities operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. In addition, the acquisition of facilities in certain states requires advance regulatory approval under "certificate of need" or state licensure regulatory regimes. These state-level procedures could seriously delay or even prevent us from acquiring inpatient facilities, even after significant transaction costs have been incurred.

ADDITIONAL FINANCING MAY BE NECESSARY TO FUND OUR ACQUISITION PROGRAM AND CAPITAL EXPENDITURES, AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE WHEN NEEDED.

     Our acquisition program requires substantial capital resources. Likewise, the operation of existing inpatient facilities requires ongoing capital expenditures for renovation, expansion and the upgrade of equipment and technology.

     We may not receive additional financing on satisfactory terms. In addition, our level of indebtedness at any time may restrict our ability to borrow additional funds. If we are not able to obtain financing, then we may not be in a position to consummate acquisitions or undertake capital expenditures.

RECENTLY ACQUIRED BUSINESSES AND BUSINESSES ACQUIRED IN THE FUTURE WILL EXPOSE US TO INCREASED OPERATING RISKS.

     We acquired four inpatient facilities in 2001, one inpatient hospital in 2002 and seventeen inpatient facilities in 2003.

     This expansion exposes us to additional business and operating risk and uncertainties, including:

         -        our ability to effectively manage the expanded activities;

         - our ability to realize our investment in the increased number of inpatient facilities;


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         -        our exposure to unknown liabilities; and

         -        our ability to meet contractual obligations.

     If we are unable to manage this expansion efficiently or effectively, or are unable to attract and retain additional qualified management personnel to run the expanded operations, it could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR RELATIONSHIPS WITH PHYSICIANS WHO USE OUR INPATIENT FACILITIES.

     Our business depends upon the efforts and success of the physicians who provide health care services at our inpatient facilities and the strength of the relationships with these physicians.

     Our business could be adversely affected if a significant number of physicians or a group of physicians:

         - terminate their relationship with, or reduce their use of, our inpatient facilities;

         - fail to maintain acceptable quality of care or to otherwise adhere to professional standards;

         -        suffer damage to their reputation; or

         -        exit the market entirely.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL.

     We are highly dependent on our senior management team, which has many years of experience addressing the broad range of concerns and issues relevant to our business. We have entered into employment agreements with Joey A. Jacobs, Chief Executive Officer, and Jack Salberg, Chief Operating Officer, which include non-competition and non-solicitation provisions. Key man life insurance policies are not maintained on any member of senior management other than Mr. Jacobs. The loss of key management or the inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on us.

WE HAVE A LIMITED OPERATING HISTORY.

     We began operations in 1997 and acquired our first inpatient facility in 2001. Because of our limited operating history, we have limited insight into trends that may emerge in our industry and that affect our business. As a result, there can be no assurance that we will achieve satisfactory operating results.

OUR STOCK PRICE COULD BE VOLATILE.

     The market price of our common stock could fluctuate significantly in response to various factors, including:

         - problems in achieving revenue enhancements and operating efficiencies;

         -        actual and estimated earnings and cash flows;

         -        quarter-to-quarter variations in operating results;

         - changes in market conditions in the mental health or behavioral health care industries;

         -        changes in general economic conditions;

         -        fluctuations in the securities markets in general;

         -        operating results differing from analysts' estimates; and

         -        changes in analysts' earnings estimates.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Our interest expense is sensitive to changes in the general level of interest rates. With respect to our interest-bearing liabilities, all of our long-term debt outstanding at December 31, 2003 is subject to a weighted average fixed interest rate of 9.95%. Since all of our long-term debt outstanding at December 31, 2003 is subject to a fixed interest rate, we did not estimate changes to our interest expense or fair value of long-term debt based on a hypothetical increase in interest rates. As discussed above, we do have a $50 million revolving credit facility that is subject to variable interest rates; however, at December 31, 2003, no balance was outstanding under the revolving line of credit. In the event we increase our amount outstanding under the revolving credit facility and interest rates change


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significantly, we expect management would take actions intended to further mitigate our exposure to such change. Information on quantitative and qualitative disclosure about market risk is included in Part II, Item 7 of this Annual Report on Form 10-K under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Contractual Obligations."





















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